Exhibit 10.34

Text of Option Amendments made in July 2012

RESOLVED, that by virtue of the authority vested in the Committee pursuant to the TransDigm Group Incorporated 2006 Stock Incentive Plan, as amended (the“2006 Plan”), the Committee hereby amends Section 3.3 of all of the outstanding option agreements for John Leary, James Skulina and Peter Palmer by deleting the text thereof and replacing it as follows:

“3.3 Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a) The expiration of ten years from the Grant Date;

(b) If this Option is designated as an Incentive Stock Option and the Participant owned (within the meaning of Section 424(d) of the Code), at the time the Option was granted, more than 10% of the total combined voting power of all classes of stock of the Company of any “subsidiary corporation” of the Company or any “parent corporation” of the Company (each within the meaning of Section 424 of the Code), the expiration of five years from the Grant Date;

(c) The opening of business on the day of the Participant’s Termination of Services by reason of the Participant’s Termination of Employment by reason of a termination by the Company for Cause (as defined in the Participant’s employment agreement, if applicable), unless the Committee, in its discretion, determines that a longer period is appropriate;

(d) The expiration of six months from the date of the Participant’s Termination of Services, unless such termination occurs by reason of (i) the Participant’s death, (ii) the Participant’s termination for Cause (as defined in the Participant’s employment agreement, if applicable), (iii) the Participant’s retirement (pursuant to Section 3.3(e)), (iv) the Participant’s termination for Cause (as defined in the Participant’s employment agreement, if applicable), or (v) if the Participant has an employment agreement that defines a termination for “Cause” and/or “Good Reason,” a termination by the Company without Cause (as defined in the Participant’s employment agreement) or a termination by the Participant for Good Reason (as defined in Participant’s employment agreement), provided, however, that any portion of this Option that is an Incentive Stock Option shall cease to be an Incentive Stock Option on the expiration of three months from the Participant’s Termination of Services (and shall thereafter by a Non-Qualified Stock Option), provided, further, that to the extent that the Participant is prohibited from selling shares of Stock pursuant to the Company’s insider trading policy at all times during such six-month period, with the exception of an open trading window of less than seven days, the Option shall expire on the seventh day following the opening of the first open trading window trading window thereafter; or

(e) The expiration of one year from the date of the Participant’s Termination of Services by reason of the retirement, after a minimum of ten years of service, of a Participant who is at least 55 years old, provided, however, that to the extent that the Participant is prohibited from selling shares of Stock pursuant to the Company’s insider trading policy at all times during such one- year period, with the exception of an open trading window of less than seven days, the Option shall expire on the seventh day following the opening of the first open trading window thereafter; or

(f) The expiration date set forth in clause (a), (i) if the Participant has an employment agreement that defines a termination for “Cause” and/or “Good Reason,” upon a Participant’s Termination of Services by the Company without Cause (as defined in Participant’s employment agreement) or a Termination of Services by the Participant for Good Reason (as defined in Participant’s employment agreement) or (ii) upon the Participant’s death or Disability.”